Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Stephen Anderson - (336) 436-5274
Shareholder Direct: (800) LAB-0401
Company Information: www.LabCorp.com
Laboratory Corporation of America® Holdings
531 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP ANNOUNCES CHANGES TO BOARD OF DIRECTORS
Thomas P. Mac Mahon to Retire from Board of Directors at the End of His Current Term; Peter M. Neupert Named to the Board of Directors Effective January 1, 2013

Burlington, NC, October 11, 2012 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE:LH) today announced that Thomas P. Mac Mahon has informed the Board of Directors of his decision to retire from the Board at the conclusion of his current term on May 8, 2013. The Company also announced that Peter M. Neupert has been appointed to its Board of Directors, effective January 1, 2013.

Mr. Mac Mahon has served as Director of LabCorp since 1995. From 1997 until his retirement in 2006, Mr. Mac Mahon also served as President and Chief Executive Officer of the Company. From 2007 to 2009, Mr. Mac Mahon served as non-executive Chairman of the Board. “Tom has contributed immeasurably to LabCorp during his 30-year association with LabCorp and the diagnostic industry,” said David P. King, Chairman and Chief Executive Officer.  “On behalf of the Board and the 31,000 employees of LabCorp, I would like to express our deep gratitude for his years of dedicated service."

“We are also delighted that Peter Neupert, one of the world's top health information technology executives, has accepted our invitation to join the LabCorp Board of Directors, effective January 1, 2013,” said Mr. King. “Peter's broad experience, ranging from start-ups to the largest global companies, brings an important perspective on the role of IT in delivering knowledge to payors, providers and patients, a critical part of our business strategy.”

Mr. Neupert is an operating partner of Health Evolution Partners; a health only, middle market private equity firm. Prior to joining Health Evolution Partners, Mr. Neupert served as Corporate Vice President of the Microsoft Health Solutions Group from 2005 to 2012 and served as President and Chief Executive Officer of drugstore.com from 1998 to 2001. Mr. Neupert served on the President's Information Technology Advisory Committee from 2003 to 2005, co-chairing the Health Information Technology subcommittee. He is a Trustee of the Fred Hutchinson Cancer Research Center and was an active member of the Institute of Medicine's Roundtable on Value and Science-Driven Healthcare. Mr. Neupert received his MBA with high distinction from AmosTuck School of Business, Dartmouth College.

About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $5.5 billion in 2011, over 31,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics.  LabCorp furthers its scientific expertise and innovative clinical testing technology through its LabCorp Specialty Testing Group:  The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed

Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, DIANON Systems, Inc., Monogram Biosciences, Inc., Colorado Coagulation, and Endocrine Sciences.  LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division.  LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2011, and subsequent SEC filings.

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